April 10, 1996


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentleman:

We were previously principal accountants for Nutrition For Life International, Inc. and, under the date of November 2, 1995 except as to note 2 which is as of December 8, 1995, we reported on the financial statements of Nutrition For Life, Inc. as of and for the years ended September 30, 1995 and 1994. On April 9, 1996, we resigned. We have read Nutrition For Life International, Inc.'s statements included under Item 4 of its Form 8-K dated April 9, 1996, and we agree with such statements.


                                             Very truly yours,

                                    [SIGNATURE OF PEAT MARWICK LLP APPEARS HERE]




                                    EXHIBIT 16


                 [LETTERHEAD OF PEAT MARWICK LLP APPEARS HERE]